Exhibit 99.1

Blueknight Announces Second Quarter 2021 Results

Highlights

•	Income from continuing operations was $7.1 million compared to $5.4 million in second quarter 2020
•	Earnings from continuing operations outpacing prior year with second quarter 2021 Adjusted EBITDA of $12.0 million and Distributable Cash Flow of $9.7 million, up 6% and 25%, respectively
•	Expected to meet or exceed 2021 guidance on key financial targets with second quarter distribution coverage ratio of 1.97 times on common unit distributions and 1.21 times on all distributions
•	Successful refinance of $300.0 million credit facility, extending liquidity and financial flexibility through May 2025

TULSA – August 3, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the second quarter ended June 30, 2021. Income from continuing operations was $7.1 million in second quarter 2021, compared to $5.4 million for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) from continuing operations was $12.0 million in second quarter 2021 compared to $11.3 million for the same period in 2020. The year-over-year increase was primarily due to improved general and administrative expense and higher asphalt terminalling services operating margin, excluding depreciation and amortization.

“Our second quarter 2021 performance demonstrates our commitment to continuous improvement and strengthening an already solid foundation,” commented Andrew Woodward, Chief Executive Officer. “Higher year-over-year earnings were largely driven by contract renewals, corporate cost savings, and reduced borrowing costs following the crude oil divestitures. We ended the quarter with Distributable Cash Flow 25% higher than the prior year, resulting in a coverage ratio of 1.21 times on all distributions. Based on our performance to date, we are increasingly confident that we are on track to meet or exceed our 2021 guidance ranges.

“Strategically, we are in the early stages of our growth efforts as we maintain a disciplined approach to maximizing long-term value for our stakeholders. I am excited by the types of projects we are evaluating and encouraged by our progress on a number of fronts, which is further supported by our enhanced liquidity position and successful refinance of our revolving credit facility,” added Woodward.

QUARTERLY PERFORMANCE

Asphalt terminalling services total operating margin, excluding depreciation and amortization, in second quarter 2021 was $14.6 million, up 3% compared to the same period in 2020. Total revenue increased to $27.8 million, with approximately 99% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue. Total operating expenses, excluding depreciation and amortization, increased to $13.1 million. The primary factor contributing to higher revenue and operating expenses compared to the same period in 2020 was due to contract renewals that changed certain sites from a lease arrangement to an operating arrangement effective in third quarter 2020.

General and administrative expense in second quarter 2021 was $3.0 million, lower by 23% compared to $3.9 million for the same period in 2020. The decrease in expense was attributable to separation costs incurred in second quarter 2020 as well as lower corporate overhead following completion of the crude oil divestitures in first quarter 2021.

BALANCE SHEET AND CASH FLOW

Second quarter 2021 Distributable Cash Flow was $9.7 million compared to $7.8 million for the same period in 2020. The 25% increase was attributable to improved business performance, lower maintenance capital expenditures, and lower cash interest expense. The coverage ratio on all distributions was 1.21 times for second quarter 2021 versus 0.96 times for the same period in 2020.  The coverage ratio on common unit distributions was 1.97 times for second quarter 2021 versus 0.81 times for the same period in 2020.

During second quarter 2021, net capital expenditures from continuing operations were $1.5 million, which included $1.2 million of net maintenance capital.

As of June 30, 2021, total debt was $111.0 million, and the leverage ratio was 2.17 times, versus 4.19 times at June 30, 2020.  At the end of second quarter 2021, total availability under the credit facility was approximately $187.6 million, and availability subject to covenant restrictions was $132.6 million.

As of July 29, 2021, total debt was $104.0 million and total cash was $0.6 million.

UPCOMING INVESTOR CONFERENCES

Blueknight management is scheduled to participate in the following upcoming investor conferences:

•	Citi 2021 One-on-One Midstream / Energy Infrastructure Conference, August 18-19, 2021
•	H.C. Wainwright Annual Global Investment Conference, September 13-15, 2021

Any updates to materials used during the conference will be accessible in the “Investors” section of Blueknight’s website at www.bkep.com.

CONFERENCE CALL DETAILS

The Partnership will discuss second quarter 2021 results during a conference call tomorrow, Wednesday, August 4, 2021, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021, to be filed with the SEC on August 4, 2021.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three and six months ended June 30, 2020 and 2021 (in thousands, except per unit data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Fixed fee revenue	$22,049	$24,411	$44,079	$48,780
Variable cost recovery revenue	3,371	2,984	6,867	5,534
Variable throughput and other revenue	362	364	496	520
Total revenue	25,782	27,759	51,442	54,834
Operating expenses, excluding depreciation and amortization	(11,574)	(13,116)	(23,691)	(25,963)
Total operating margin, excluding depreciation and amortization	14,208	14,643	27,751	28,871

Depreciation and amortization	3,683	2,967	7,270	6,000
General and administrative expense	3,898	2,972	7,264	6,954
Loss on disposal of assets	-	-	74	-
Operating income	6,627	8,704	13,143	15,917

Other income(expenses):
Other income	168	109	863	342
Interest expense	(1,428)	(1,695)	(3,115)	(3,028)
Provision for income taxes	6	(10)	1	(20)
Income from continuing operations	5,373	7,108	10,892	13,211
Gain(loss) from discontinued operations(1)	(4,022)	175	(9,541)	75,725
Net income	$1,351	$7,283	$1,351	$88,936

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$21	$116	$21	$1,408
Preferred interest in net income	$6,279	$6,156	$12,558	$12,497
Net income(loss) available to limited partners	$(4,949)	$1,011	$(11,228)	$75,031

Basic and diluted net income(loss) from discontinued operations per common unit	$(0.09)	$-	$(0.22)	$1.74
Basic and diluted net income(loss) from continuing operations per common unit	$(0.03)	$0.02	$(0.05)	$0.01
Basic and diluted net income(loss) per common unit	$(0.12)	$0.02	$(0.27)	$1.75

Weighted average common units outstanding - basic and diluted	41,035	41,468	41,025	41,449

(1)	On December 21, 2021, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA from continuing operations is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable Cash Flow from continuing operations is defined as Adjusted EBITDA from continuing operations minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations and Distributable Cash Flow from continuing operations to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Income from continuing operations	$5,373	$7,108	$10,892	$13,211
Interest expense	1,428	1,695	3,115	3,028
Income taxes	(6)	10	(1)	20
Depreciation and non-cash amortization	3,677	2,962	7,257	5,993
Non-cash equity-based compensation	299	209	463	347
Loss on disposal of assets	-	-	74	-
Other	537	45	537	808
Adjusted EBITDA from continuing operations	$11,308	$12,029	$22,337	$23,407
Cash paid for interest	(1,255)	(1,104)	(2,686)	(2,052)
Cash paid for income taxes	-	(50)	1	(50)
Maintenance capital expenditures, net of reimbursable expenditures	(2,266)	(1,165)	(3,702)	(2,555)
Distributable cash flow from continuing operations	$7,787	$9,710	$15,950	$18,750
Less: Distributions declared on preferred units	(6,380)	(6,255)	(12,759)	(12,510)
Distributable cash flow available for common unit distributions	$1,407	$3,455	$3,191	$6,240

Distributions declared on common units	$1,731	$1,750	$3,457	$3,498
Distributions declared on preferred units	6,380	6,255	12,759	12,510
Total Distributions declared	$8,111	$8,005	$16,216	$16,008

Coverage ratio - common unit distributions	0.81	1.97	0.92	1.78
Coverage ratio - all distributions	0.96	1.21	0.98	1.17

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com